EXHIBIT 10.1

August 18, 2008

James G. Bender, Ph.D.

3 Cloverdale

Rancho Santa Margarita, CA 92688

Dear Jim

This letter outlines the basis upon which ImmunoCellular Therapeutics, Ltd. (the “Company”) will engage you as its Vice President – Clinical Development.

1. Engagement. You will be engaged as Vice President – Clinical Development of the Company for the term and upon the terms and conditions set forth herein, and you accept such offer of engagement. As the Vice President – Clinical Development, your duties will be those that are customary for a Vice President – Clinical Development of a company such as the Company, including without limitation assisting the Company in developing and implementing clinical development plans and strategies for the Company’s product candidates, designing clinical trial protocols, securing and monitoring manufacturers for clinical supplies of product candidates, and communicating with the FDA on all matters relating to the Company’s product candidates. You will report to the President and Chief Executive Officer of the Company.

2. Term. The term of your engagement will be one year, commencing on September 1, 2008, unless sooner terminated by you or the Company as set forth below in Section 7.

3. Commitment/Part-time Status. For the compensation provided in Section 4, you will set aside and commit a minimum (on average) of two business days per week toward attending to the affairs of the Company as the Vice President – Clinical Development. The Company recognizes and agrees that, due to your part-time status, you may accept other employment or consulting assignments concurrent with your engagement by the Company, which may include employment as an officer of publicly-traded companies and/or employment by other companies engaged in biotech or pharmaceutical research and development, provided that you disclose such employment by any other company to the Company.

4. Compensation. As payment in full for your services during the term of this Agreement, the Company shall compensate you as follows:

(a) The Company will pay you a monthly cash payment of $6,000 for each month during the term of the Agreement;

(b) the Company will pay you a cash bonus of $10,000, provided that the Company’s IND for its cancer stem cell vaccine product candidate (ICT-111) is cleared by no later than March 31, 2009 (the “CSC Milestone”);

James G. Bender, Ph.D.

August 18, 2008

(c) the Company will pay you a cash bonus of $20,000, provided that the Company’s Phase II trial for its dendritic cell-based vaccine product candidate (ICT-107) is initiated by no later than June 30, 2009 (the “Dendritic Cell Vaccine Milestone”); and

(d) the Company will grant you on the date of commencement of the term of this Agreement an option to purchase 66,000 shares of the Company’s common stock (the “Option”).

The monthly cash compensation shall be paid on the last business day of each month, and the cash compensation for achieving the CSC Milestone and Dendritic Cell Vaccine Milestone will be paid within 15 days of the Company achieving those respective milestones. The Option will have a seven-year term commencing on the date of grant; will vest at the rate of 3,000 shares per month over the term of this Agreement as to 36,000 shares and will vest as to 10,000 shares upon achieving the CSC Milestone and 20,000 shares upon achieving the Dendritic Cell Vaccine Milestone; will have an exercise price of the last reported trading price of the Company’s common stock on the OTC Bulletin Board; and will have such other terms and conditions as are included in the Company’s standard nonqualified stock option agreement under its 2006 Equity Incentive Plan (the “Plan”). The grant of the Option will be subject to the approval by the Company’s shareholders of an increase in the number of shares covered by the Plan to 3,400,000 shares. The Company will have no obligation to pay you any of the cash compensation or vest any of the shares covered by the Option specified in this Section 4 with respect to a milestone that is not timely achieved for any reason, including a decision by the Company in its sole discretion to abandon the development of ICT-107 or ICT-111 for any reason.

5. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses (including mileage to Cedars-Sinai Medical Center and to clinical manufacturer sites) but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

6. Indemnity. To the extent permitted by California law, you agree to indemnify and hold the Company harmless from and against any and all losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from or attributable to or resulting from your gross negligence or willful misconduct in rendering the services. You warrant and represent that you have full power and authority to enter into and perform this Agreement and that your performance of this Agreement will not violate the provisions of any other agreement to which you are a party. The Company agrees to indemnify and hold you harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of your services hereunder, other than those arising from or attributable to or resulting from your gross negligence or willful misconduct. The Company will name you as an officer on any policy of directors and officers liability insurance it secures throughout the term of your engagement.

James G. Bender, Ph.D.

August 18, 2008

7. Termination. This Agreement and your rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and you shall have the right to receive only your compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination.

7.1 Death or Disability. This Agreement and your duties hereunder shall terminate immediately upon your death or upon your becoming disabled and unable to perform your duties under this Agreement for more than a 30-day period.

7.2 Termination by the Company. The Company may, at its option, terminate this Agreement and your duties hereunder by written notice to you at any time without cause upon 15 days written notice to you. If you are terminated without cause, in addition to all accrued compensation, the Company shall grant you 50% of any unvested options as of the date of termination. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to you. “Cause” as used in this Agreement means that you, (i) after reasonable notice and warning, have failed to perform your assigned duties as defined in this Agreement, with such failure to be determined by the Board of Directors, (ii) have materially breached any of the terms or conditions of this Agreement and have failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) have been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

7.3 Termination by the You. You may terminate this Agreement at any time upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from you of such breach.

8. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal Courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal Courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief.

James G. Bender, Ph.D.

August 18, 2008

9. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of California law) and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under California law. You shall maintain in trust all such trade secrets as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

10. No Conflict. You represent that your performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence any proprietary information acquired by you in confidence prior to the date of this Agreement. You have not brought and will not bring with you any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.

11. License and Assignment of Rights. You acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by you (solely or jointly with others) within the scope of and as part of your serving as the Company’s Vice President – Clinical Development (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the consideration provided by the Company as described in this Agreement, unless regulated otherwise by the mandatory law of the State of California. You also agree and warrant that you will not use or incorporate third party proprietary materials into Inventions, disclose third party proprietary information to Company or knowingly engage in any activities or use any facilities in the course of providing services under this Agreement that could result in claims of ownership to any Inventions being made by any third party.

12. Applicable Law. This Agreement shall be interpreted in accordance with the internal laws of the State of California.

James G. Bender, Ph.D.

August 18, 2008

We are delighted that you have agreed to serve as our Vice President – Clinical Development and look forward to working with you to advance the Company’s clinical development programs.

Very truly yours,

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Manish Singh, Ph.D.
President and Chief Executive Officer.

Agreed to and Accepted as of this 26th day of August 2008.

/s/ James Bender
James G. Bender, Ph.D.